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                            EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made and entered into as of the_______ day of _________________, ____, by and between ___________________________.
("Employee") and ___________________, a Georgia corporation ("Employer").

                            W I T N E S S E T H:

         WHEREAS, Employer, through its Affiliates (as hereinafter defined), is engaged in the transportation of automobiles and light trucks from the manufacturer to retailers and related activities (the "Business"); and

         WHEREAS, Employee has a number of years of experience in said industry and in addition to having management skills of which Employer desires to avail itself, Employee has established numerous contacts and relationships with customers, potential customers and suppliers of Employer and its Affiliates, which contacts and relationships are of great value to Employer,

         NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby mutually agree as follows:

          1.      DEFINITIONS.

                  (a) "Affiliate" means any corporation or partnership of which at least eighty percent (80%) of the outstanding equity and voting rights are owned, directly or indirectly, by Employer.

                  (b) "Base Salary" means the annual salary payable pursuant to Paragraph 4(a) hereof as adjusted, from time to time, pursuant to Paragraph 4(b) hereof.

                  (c) "Cause" means (i) the commission by Employee of an act constituting a felony and Employee's conviction thereof; (ii) Employee's prolonged absence, without the consent of Employer, other than as a result of Employee's Disability or permitted absence or vacation; (iii) conduct of Employee which amounts to fraud, dishonesty, gross or willful neglect of duties; or (iv) engaging in activities prohibited by Paragraphs 10, 11 or 12 hereof.

                  (d) "Disability", with respect to Employee, shall conclusively be deemed to have occurred (i) if Employee shall be receiving payments pursuant to a policy of disability income insurance; or (ii) if Employee shall have no disability income coverage then in force, then if any insurance company insuring Employee's life shall agree to waive the premiums due on such policy pursuant to a disability waiver of premium provision in the contract of life
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                           insurance; or (iii) if Employee shall have no
                           disability waiver of premium provision in any contract of life insurance, then if Employee shall be receiving disability benefits from or through the Social Security Administration; provided, however, that in the event Employee's disability shall, otherwise and in good faith, come into question (and, for purposes of this proviso, "disability" shall mean the permanent and continuous inability of Employee to perform substantially all of the duties being performed immediately prior to his disability coming into question), and a dispute shall arise with respect thereto, then Employee (or his personal representatives) shall appoint a medical doctor, Employer shall appoint a medical doctor, and said two
                           (2) doctors shall, in turn, appoint a third party medical doctor who shall examine Employee to determine the question of disability and whose determination shall be binding upon all parties to this Agreement.

                  (e) "Restricted Period" means the period commencing as of the date hereof and ending on that date _____ (___) year(s) after the termination of Employee's employment with Employer for any reason, whether voluntary or involuntary.

                  (f) "Term" means the Initial Term and any Renewal Term (each as defined in Paragraph 2 hereof); provided, however, that, in the event Employee's employment shall terminate by reason of the applicability of Paragraph 8 hereof then, in such event, the "Term" shall end upon the termination of Employee's employment.

          2. TERM. Subject to the provisions hereinafter set forth, the Term of this Agreement shall commence as of the date hereof and shall end on that date __________ (___) years after such date (the "Initial Term"). Upon the expiration of the Initial Term, and on the expiration of each successive Renewal Term (as hereinafter defined), Employee's employment shall be automatically renewed for an additional term of ______________ (___) years (the "Renewal Term(s)"), unless written notification of termination is given by either party to the other party not less than one (1) year prior to the expiration of the Initial Term or, as the case may be, the then-current Renewal Term.

          3.      DUTIES.

                  (a) Employee shall, during the Term, serve as the ___________________, _________________ and
                           ________________ of Employer, at the direction of the Chairman and Board of Directors of Employer. Employee's principal duties shall be such executive, managerial and administrative duties as the Chairman and Board of Directors of Employer may, from time to time, reasonably request.


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                  (b)      During the Term, Employee shall devote
                           substantially all of his time, energy and skill to performing the duties of his employment (vacations as provided hereunder and reasonable absences because of illness excepted), shall faithfully and industriously perform such duties, and shall use his best efforts to follow and implement all management policies and decisions of Employer. Employee shall not become personally involved in the management or operations of any other company, partnership, proprietorship or other entity, other than any affiliate of Employer, without the prior written consent of Employer; provided, however, that so long as it does not interfere with Employee's employment hereunder, Employee may (i) serve as a director, officer or partner in a company that does not compete with the Business of Employer so long as the aggregate amount of time spent by Employee in all such capacities shall not exceed ____________________ (____) hours per month, and (ii) serve as an officer or director of, or otherwise participate in, educational, welfare, social, religious, civic, trade and industry-related organizations.

                  (c) Employee shall not be required to relocate outside of the metropolitan Atlanta, Georgia area.

          4. BASE SALARY. For and in consideration of the services to be rendered by Employee pursuant to this Agreement, Employer shall pay to Employee, for each year during the Term, an annual salary of ___________________________ Dollars ($__________), adjusted as provided in the following paragraph of this Paragraph 4, in equal semi-monthly installments in accordance with Employer's payroll practices. Employee's salary shall be reviewed by the Board of Directors of Employer annually (on each anniversary of the date hereof) and, in the sole discretion of the Board of Directors, may be increased, but not decreased.

             Commencing as of January 1, ____, and as of each January 1st thereafter during the Term, the annual salary shall be increased, but not decreased, by an amount equal to the greater of (i) such amount as shall be determined by the Compensation Committee of the Board of Directors of Employer; or (ii) the amount equal to the percentage, if any, by which the Consumer Price Index (All Items Less Shelter), Urban Wage Earners and Clerical Workers, for the Southeast Region/Population Size Class B, published by the United States Government Bureau of Labor Statistics for the December 1 preceding such January exceeds such Index for the December 1 of the preceding year. (As an example, as of January 1, 199_, the difference will be between said Index as of December 1, 199_ compared to said Index as of December 1, 199_.)

          5. BONUS COMPENSATION. Employee shall, with respect to each calendar year of Employer ending during the Term, be entitled to participate in the Allied Holdings, Inc. EVA Based Incentive Plan (as from time to time amended and in effect), to the extent and on such terms and

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conditions as shall from time to time be determined by the Board of Directors of
Allied Holdings, Inc.; and to receive an annual bonus, if any, calculated pursuant thereto.

          6. OTHER BENEFITS. During the Term, Employer shall provide the following benefits to Employee:

                  (a) Employee shall be elected to a seat on the Board of Directors of Employer and each of its Affiliates, but shall not, however, be entitled to any additional compensation for such service;

                  (b) Employee shall be entitled to participate in all group medical and hospitalization benefit programs, dental care, sick leave, life insurance or other benefit plans for highly compensated employees of Employer as are now or hereafter provided by Employer, in each case in accordance with the terms and conditions of each such plan and benefit package;

                  (c) Employee shall be provided with the use of automobiles at least comparable to any automobile currently provided to Employee, and Employer shall pay for the cost of all insurance, ad valorem taxes and tag charges for such automobile and all operating and maintenance charges for such automobile;

                  (d) Employee shall be provided with the use of a car telephone, at no cost to
                           Employee;

                  (e) Employer shall reimburse Employee for dues paid by Employee for membership in such professional organizations and eating clubs as shall, from time to time, be deemed appropriate and necessary by Employee; and

                  (f) Employee shall, at all times, have available to him an expense account to defray ordinary and necessary business expenses incurred in the performance of his duties hereunder. Employee shall be reimbursed for such expenses upon presentation and approval of expense statements or written vouchers or other supporting documents as may be reasonably requested in advance by Employer, which approval shall not be unreasonably withheld or delayed.

         The benefits described in subparagraph (b) of this Paragraph shall not be construed to require Employer to establish any such plans or programs or to prevent Employer from modifying or terminating any such plans or programs, and no such action or failure thereof shall affect this Agreement; provided, however, that in the event of any reduction in the group medical and hospitalization benefits in place as of the date hereof, the salary payable to Employee shall be increased, as of the effective date of such reduction, by that amount necessary to enable Employee

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to supplement the benefits provided by Employer to maintain the level of benefits currently provided to him by it.

          7. VACATION. Employee shall receive ____ (_) weeks of paid vacation for each year during the Term. Scheduling of vacation shall be subject to the prior approval of Employer (which approval shall not be unreasonably withheld). Vacation time shall not accrue, and in the event any vacation time for any year shall not be used by Employee prior to the end of such year, it shall be forfeited.

          8. TERMINATION. Anything herein to the contrary notwithstanding, Employee's employment hereunder shall terminate upon the first to occur of any of the following events:

                  (a)      Employee's Disability; or

                  (b)      Employee's death; or

                  (c)      Employee's materially breaching this
                           Agreement by the non-performance or non-observance of any material term or condition of this Agreement, which breach shall not be corrected within ____________ (____) days after receipt of written notice of same from Employer; or

                  (d) Employer's sending Employee written notice terminating his employment hereunder; or

                  (e) Employee's voluntarily terminating his employment with Employer.

          9.      TERMINATION PAYMENT.  In the event

                  (a) Employee's employment shall terminate pursuant to Paragraph 8(a) (Disability) or Paragraph 8(b) (death) hereof; or

                  (b) Employee shall terminate his employment as a result of

                           (i) any failure to elect or reelect or to appoint or reappoint Employee to the position of _________, ________________ and
                                 _________________ of Employer unless agreed to by Employee;

                           (ii) any material change by Employer in Employee's function, duties, responsibility, importance, or scope from the position and attributes thereof described in Paragraph 3 hereof unless agreed to by Employee (and any such material change shall be deemed a continuing breach of this Agreement);

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                           (iii) the liquidation, dissolution or consolidation
                                 or merger of Employer (other than a merger of Employer with an Affiliate);

                           (iv) any other material breach of this Agreement by Employer which shall not be cured within __________ (____) days after receipt of written notice of same from Employee;

                           (v) Employer filing a petition for protection or relief from creditors under the federal bankruptcy law, or any petition shall be filed against Employer under the federal bankruptcy law, or Employer shall admit in writing its inability to pay its debts or shall make an assignment for the benefit of creditors, or a petition or application for the appointment of a receiver or liquidator or custodian of Employer is filed, or Employer shall seek a composition with creditors; or

                  (c) Employee's employment shall be terminated by Employer for any reason other than (i) for Cause or (ii) because Employer shall have elected not to renew the Term at the end of the Initial Term or any Renewal Term and shall have given written notice to Employee at least ________ (____) months prior to the end of the Initial Term or any Renewal Term (as the case may be) of such election, then Employer (x) shall immediately pay to Employee an amount equal to the sum of

                  (1)      ____________ percent (____%) of Employee's
                           then-effective annual Base Salary; and

                  (2) the average of the Bonus paid to Employee for the ____________ (____) fiscal years of Employer immediately preceding the year in which Employee's termination shall occur;

and (y) shall continue to provide to Employee (except in the case of Employee's death), for a period of ______ (____) year after such termination, the benefits enumerated in Paragraphs 6(b) and 6(c) hereof.

         This Paragraph 9 shall survive the termination of this Agreement accordingly.

         10. INTENTION OF PARTIES. It is the express understanding and intention of Employer and Employee that the provisions of Paragraph 5 and Paragraph 9 be read together and be non-exclusive so that, in the event of a termination of Employee's employment pursuant to Paragraph 9 of the Employment Agreement, Employee shall receive both __________ percent (____%) of Employee's then-effective Base Salary and a pro rata portion of Employee's Bonus based on the

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number of days in the fiscal year falling within the Term, said amounts being in addition to the benefits enumerated in Paragraphs 6(b) and 6(c) hereof.

         11. COVENANT NOT-TO-SOLICIT. Employer and Employee acknowledge that, during Employee's employment, Employer will spend considerable amounts of time, effort and resources in providing Employee with knowledge relating to the business affairs of Employer, including Employer's trade secrets, proprietary information and other information concerning Employer's financing sources, finances, customer lists, customer records, prospective customers, staff, contemplated acquisitions (whether of business or assets), ideas, methods, marketing investigations, surveys, research, customers' records and any other information relating to Employer's Business.

         Employer and Employee recognize that, during the course of Employee's term of employment with Employer pursuant to this Agreement, Employee shall contact, solicit or approach Employer's customers and prospective customers on behalf of Employer. Employer and Employee further acknowledge that Employee has and shall, during his term of employment with Employer, solicit business for Employer from the customers listed on Exhibit A attached hereto and made a part hereof (collectively, the "Restricted Customers").

         To protect Employer from Employee's solicitation of business from such customers during the Restricted Period, Employee agrees that, subject to Paragraph 14 hereof, he shall not, directly or indirectly, for any person (including Employee himself), corporation, firm, partnership, proprietorship or other entity, other than Employer, engaged in the transportation of automobiles and light trucks from manufacturers to retailers, solicit business from any Restricted Customer. This Paragraph 11 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.

         12. COVENANT NOT-TO-DISCLOSE. Employer and Employee recognize that, during the course of Employee's term of employment with Employer pursuant to this Agreement, Employer will disclose to Employee information concerning Employer, its products, its customers, its services, its trade secrets, its proprietary information and other information concerning its business all of which constitute valuable assets of Employer. Employer and Employee further acknowledge that Employer has, and will, invest considerable amounts of time, effort and corporate resources in developing such valuable assets and that disclosure by Employee of such assets to the public shall cause irreparable harm, damage and loss to Employer.

                  (a) To protect these assets, Employee agrees that he shall not, during the Restricted Period, advise or disclose to any person, corporation, firm, partnership or other entity whatsoever (except Employer), or any officer, director, stockholder, partner or associate of any such corporation, firm, partnership or entity any information received from Employer by Employee during the course of Employee's association with Employer relating to the business affairs of Employer including information concerning Employer's

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                           finances, services, customers, customer lists,
                           prospective customers, staff, contemplated acquisitions (whether of business or assets), ideas, proprietary information, methods, marketing investigations, surveys, research and any other information relating to the business and objectives of Employer, except as permitted by Exhibit B hereof.

                  (b) Employee further agrees that he shall not, during the term of his employment or any time thereafter, advise or disclose to any person or entity any trade secret which Employer has disclosed to Employee during the course of his employment with Employer.

                  (c) In the event Employee's employment is terminated, Employee agrees that, if requested by Employer, he will acknowledge in writing that he received the disclosures referred to herein and is under the obligations referred to in this Agreement.

                  (d) This Paragraph 12 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.

This Paragraph 12 hereof shall not, and shall not be deemed to, prohibit Employee from disclosing information regarding Employer that (i) is already public information other than because of any breach of Paragraph 12 by Employee;
(ii) shall be required by applicable Federal or state laws; (iii) shall not be confidential or proprietary and shall be required in the ordinary course of business; and (iv) shall be required pursuant to the order of any court or administrative agency having jurisdiction; provided, however, that the foregoing shall not permit the disclosure of any trade secret of Employer.

         13. COVENANT NOT-TO-INDUCE. Employee covenants and agrees that during the Restricted Period, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, hire, solicit, take away or attempt to hire, solicit or take away an employee or other personnel of Employer. This Paragraph 13 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.

         14. PARAMOUNT PROVISION. Anything in this Agreement to the contrary notwithstanding, the provisions of Paragraph 11 and Paragraphs 12(a) and 12(c) hereof shall not apply to Employee, and shall be absolutely null and void, in the event:

                  (a) Employer shall not renew this Agreement, at the end of the Initial Term, for at least ________ (___) Renewal Term; or

                  (b) Employee shall terminate his employment hereunder for any one of the reasons set forth in Paragraph 9(b) hereof.


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         15.      SPECIFIC ENFORCEMENT. Employer and Employee expressly agree that a violation of the covenants not-to-solicit, not-to-disclose and not-to-induce contained in Paragraphs 11, 12 and 13 hereof, or any provision thereof, shall cause irreparable injury to Employer and that, accordingly, Employer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Employee from doing or continuing to do any such act and any other violation or threatened violation of said Paragraphs 11, 12 and 13 hereof.

         16. SEVERABILITY. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted; provided, however, if Paragraphs 11, 12 and 13 shall be declared invalid, in whole or in part, Employee shall execute, as soon as possible, a supplemental agreement with Employer, granting Employer, to the extent legally possible, the protection afforded by said Paragraphs. It is expressly understood and agreed by the parties hereto that Employer shall not be barred from enforcing the restrictive covenants contained in each of Paragraphs 11, 12 and 13 as each are separate and distinct, so that the invalidity of any one or more of said covenants shall not affect the enforceability and validity of the other covenants.

         17. INCOME TAX WITHHOLDING. Employer or any other payor may withhold from any compensation or benefits payable under this Agreement such Federal, State, City or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         18. WAIVER. The waiver of a breach of any term of this Agreement by any of the parties hereto shall not operate or be construed as a waiver by such party of the breach of any other term of this Agreement or as a waiver of a subsequent breach of the same term of this Agreement.

         19. RIGHTS AND LIABILITIES UPON NOTICE OF TERMINATION. As soon as notice of termination of this Agreement is given, Employee shall immediately cease contact with all customers of Employer and shall forthwith surrender to Employer all customer lists, documents and other property of Employer then in his possession, compliance with which shall not be deemed to be a breach of this Agreement by Employee. Pending the surrender of all such customer lists, documents and other property to Employer, Employer may hold in abeyance any payments due Employee pursuant to this Agreement.

         20.      ASSIGNMENT.

                  (a) Employee shall not assign, transfer or convey this Agreement, or in any way encumber the compensation or other benefits payable to him hereunder, except with the prior written consent of Employer or upon Employee's death.

                  (b) The covenants, terms and provisions set forth herein shall be binding upon and shall inure to the benefit of, and be enforceable by, Employer and its successors and assigns.


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         21.      NOTICES.  All notices required herein shall be in writing and shall be deemed to have been given when delivered personally or when deposited in the U.S. Mail, certified or registered, postage prepaid, return receipt requested, addressed as follows, to wit:

                  If to Employer at:

                           160 Clairemont Avenue
                           Suite 510
                           Decatur, Georgia  30030

                  With a copy to:

                           Cohen Pollock Merlin Axelrod & Tanenbaum, P.C. 2100 RiverEdge Parkway
                           Suite 300
                           Atlanta, Georgia  30328-4656
                           Attn:  Elliott Cohen, Esquire

                  If to Employee at:

                           -----------------------
                           -----------------------

                  With a copy to:

                           ------------------------
                           ------------------------
                           ------------------------

or at such other addresses as may, from time to time, be furnished to Employer by Employee, or by Employer to Employee on the terms of this Paragraph.

         22. BINDING EFFECT. This Agreement shall be binding on the parties hereto and on their respective heirs, administrators, executors, successors and permitted assigns.

         23. ENFORCEABILITY. This Agreement contains the entire understanding of the parties and may be altered, amended or modified only by a writing executed by both of the parties hereto. This Agreement supersedes all prior agreements and understandings by and between Employer and Employee relating to Employee's employment.

         24. APPLICABLE LAW. This Agreement and the rights and liabilities of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Georgia.


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         25.      COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.

         IN WITNESS WHEREOF, Employee has hereunder set his hand and seal, and Employer has caused this Agreement to be executed and delivered by its duly authorized officers, all as of the day and year first above written.


____________________________                         ____________________ (SEAL)
WITNESS                                              ____________________



ATTEST:                                              ____________________



By:_________________________                         By:_______________________
   Its ________ Secretary                               Its___________ President

         [CORPORATE SEAL]






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